Exhibit 99.2

March 14, 2018	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart Closes on New $50 Million Term Loan

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) announced today that it has completed the closing of a Term Loan with Gordon Brothers Finance Company in the amount of $50 million. In connection with entering into the Term Loan, the Company amended its existing Second Amended and Restated Credit Agreement with Wells Fargo, National Association as administrative agent (the “Credit Facility”) to provide for the repayment of the existing $25 million first-in, last-out (FILO) A-1 Tranche of the Credit Facility. All other key terms of the Credit Facility remain unchanged.

All of the proceeds from the Term Loan were used to pay down borrowings under the Credit Facility, including the A-1 Tranche. This increases unused availability under the Credit Facility by up to $25 million. The Term Loan will mature on the earlier of the termination date of the Credit Facility (currently February 3, 2020) and March 14, 2020.

Greg Kleffner, Stein Mart’s Chief Financial Officer, commented, “This transaction will provide us with additional liquidity bringing our cash and unused borrowing availability today to more than $60 million. This shows the confidence that our lending partners have in our business.”

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day both in stores and online. The Company currently operates 289 stores across 31 states. For more information, please visit www.steinmart.com.